EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the reporting persons (as described in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to Healthcare Business Resources Inc., a Delaware corporation, and that this agreement be included as Exhibit 1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: February 14, 2024

/s/ Alex Bellehumeur
Name: Alex Bellehumeur

/s/ Linda Bellehumeur
Name: Linda Bellehumeur

Contained Resources, LLC

By:	/s/ Alex Bellehumeur
Alex Bellehumeur,
Managing Member